Exhibit 10.1

SUPPORT AGREEMENT

This Support Agreement, dated January 18, 2018 (this “Agreement”), is by and between Strategic Value Partners, LLC and certain investment funds directly or indirectly managed by Strategic Value Partners, LLC, as listed on Schedule A hereto (collectively, “Shareholder” and each individually, a “member” of Shareholder), and Penn Virginia Corporation (the “Company”).

RECITALS

WHEREAS, the Company and Shareholder have engaged in various discussions and communications concerning the Company’s business, financial performance and other matters;

WHEREAS, Shareholder is deemed to Beneficially Own shares of common stock of the Company, par value $0.01 (the “Common Stock”), totaling, in the aggregate, 1,534,180 shares; and

WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders and Shareholder has determined that it is in its best interests to come to an agreement with respect to certain matters in respect of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Board Representation and Board Matters.

(a)	Concurrently with the execution of this Agreement, the Company and the Board have (i) increased the size of the Board by two directors and (ii) elected David Geenberg (the “Shareholder Designee”) to fill one of the newly created vacancies. The Shareholder Designee shall become a director of the Company effective immediately upon execution of this Agreement. The Shareholder Designee has previously executed and delivered to the Company (x) a completed director and officer questionnaire (the “D&O Questionnaire”), in the form provided, (y) an executed letter in the form attached hereto as Exhibit A (the “Nominee Letter”) and (z) an executed irrevocable resignation in the form attached hereto as Exhibit B (the “Resignation Letter” and together with the D&O Questionnaire and the Nominee Letter, the “Nomination Documents”).

(b)	Subject to Shareholder’s and Shareholder Affiliates’ compliance with Section 2, the Company will include the Shareholder Designee in its slate of nominees for election as directors of the Company at the Company’s 2018 annual meeting of shareholders (the “2018 Annual Meeting”) and, if the Shareholder Designee agrees to serve, at the 2019 annual meeting of shareholders (the “2019 Annual Meeting”).

(c)	Subject to Shareholder’s and Shareholder Affiliates’ compliance with Section 2, the Company will use reasonable best efforts to cause the election of the Shareholder Designee to the Board at the 2018 Annual Meeting, and, if the Shareholder Designee agrees to serve, at the 2019 Annual Meeting (including, for each of the 2018 Annual Meeting and the 2019 Annual Meeting, recommending that the Company’s shareholders vote in favor of the election of the Shareholder Designee (along with all of the Company’s nominees) and otherwise supporting the Shareholder Designee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate).

(d)	Immediately following the execution of this Agreement, the Board and all applicable committees of the Board will take all action necessary to appoint the Shareholder Designee as a member of the Nominating and Corporate Governance Committee of the Board (the “N&G Committee”).

(e)	At all times while serving as a member of the Board, the Shareholder Designee shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Code of Business Conduct and Ethics, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies and corporate governance guidelines, and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees.

(f)	The Company agrees that the Shareholder Designee shall receive the same benefits of director and officer insurance and any indemnity and exculpation arrangements available generally to the Company’s directors. The Company will execute a director indemnification agreement in favor of the Shareholder Designee upon his or her appointment to the Board, in a form substantially the same as that executed in favor of the Board’s current members. The Shareholder Designee has waived any right to receive compensation for service as a director of the Company pursuant to the Company’s director compensation policy, including any stock or cash compensation.

(g)	Should the Shareholder Designee be rendered unable to serve on the Board at any time, the Company shall, at the request of Shareholder, add as a member of the Board a replacement that is selected by Shareholder and approved by the Board (a “Replacement”), such approval not to be unreasonably withheld, delayed or conditioned. Any such Replacement who becomes a Board member in replacement of the Shareholder Designee shall be deemed to be the Shareholder Designee for all purposes under this Agreement, and the Replacement, prior to his or her appointment to the Board, shall be required to provide to the Company equivalent Nomination Documents and meet with representatives of the Nominating and Corporate Governance Committee of the Board in accordance with the practices of the Board and the Nominating and Corporate Governance Committee.

(h)

If at any time after the date hereof, Shareholder, together with all controlled Affiliates of the members of Shareholder (such controlled Affiliates, collectively and individually, the “Shareholder Affiliates”), ceases collectively to Beneficially Own, an aggregate of at least 5% of the number of shares of Common Stock then

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outstanding, the Resignation Letter previously provided by the Shareholder Designee in the form of Exhibit B shall become effective, and the Company shall have no further obligations under this Section 1. Shareholder shall keep the Company regularly apprised of the Beneficial Ownership of Shareholder and the Shareholder Affiliates to the extent that such position differs by 1% or more from the ownership positions publicly reported on Shareholder’s Schedule 13D and amendments thereto.

(i)	If at any time after the date hereof and prior to the expiration or termination of the Standstill Period, Shareholder or any of the Shareholder Affiliates breaches in any material respect any of the terms of this Agreement, the Company in good faith notifies Shareholders or the applicable Shareholder Affiliates of such breach, and Shareholder or such Shareholder Affiliate fails to cure such breach within twenty business days following the receipt of written notice thereof from the Company specifying such breach (it being understood that breaches that by their nature cannot be reversed or undone shall be deemed to have been cured for purposes hereof if the Shareholder or a Shareholder Affiliate has taken commercially reasonable actions to reduce the adverse impact of such breach), the Resignation Letter previously provided by the Shareholder Designee shall become effective, and the Company shall have no further obligations under this Section 1.

(j)	The Company promptly after the date hereof shall take all necessary action to cause the obligations of its insurers providing directors’ and officers’ insurance to be primary to any (1) directors’ and officers’ insurance policy issued to Shareholder or a Shareholder Affiliate, and (2) advancement or indemnification rights provided by Shareholder or a Shareholder Affiliate.

2.	Standstill and Voting Obligations.

(a)	Shareholder agrees that, from the date of this Agreement until the earlier of (1) the date that is twenty business days following written notice from Shareholder to the Company of a material breach by the Company of this Agreement if the Company has not cured such breach by the twentieth business day following such notice (it being understood that breaches that by their nature cannot be reversed or undone shall be deemed to have been cured for purposes hereof if the Company has taken commercially reasonable actions to reduce the adverse impact of such breach) and (2) the later of (x) the completion of the 2019 Annual Meeting (including any postponements, adjournments and continuations thereof) and (y) 15 days after the date that the Shareholder Designee (including any Replacement) ceases to serve as a director (the “Standstill Period”), no member of Shareholder shall, directly or indirectly, and each member of Shareholder shall cause each Shareholder Affiliate not to, directly or indirectly (it being understood and agreed that the following restrictions shall not apply to the Shareholder Designee’s boardroom discussions conducted in such person’s capacity as a director of the Company, or other actions taken in his or her capacity as a director, including his or her responsibilities as a member of a board committee):

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(i)	engage in a “solicitation” of “proxies” (as such terms are defined under the Exchange Act) or written consents of stockholders with respect to, or from the holders of, the Voting Securities (other than any Shareholder Affiliate), for the election of individuals to the Board or to approve stockholder proposals, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined under the Exchange Act) (other than a “solicitation” or acting as a “participant” in support of the nominees of the Board at any stockholder meeting or voting its shares at any such meeting in its sole discretion, or providing such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such director nominees);

(ii)	form or join a “group” as defined under Section 13(d) of the Exchange Act with respect to the Voting Securities (excluding, for the avoidance of doubt, any group composed solely of Shareholder and Shareholder Affiliates);

(iii)	support or participate in any effort by any person or entity not a party to this Agreement (a “Third Party”) with respect to the matters set forth in Section 2(a)(i) of this Agreement;

(iv)	present at any annual meeting or any special meeting of the Company’s stockholders or through action by written consent any proposal for consideration for action by stockholders or seek the removal of any member of the Board or propose any nominee for election to the Board or seek representation on the Board except as set forth herein;

(v)	solely with respect to matters set forth in Section 2(a)(i) of this Agreement, grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders) or deposit any Voting Securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any annual or special meeting or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like); or

(vi)	request, directly or indirectly, any amendment or waiver of the foregoing in a manner that would be reasonably likely to require public disclosure by Shareholder or the Company.

(b)

Until the end of the Standstill Period, Shareholder and the Shareholder Affiliates shall cause all Voting Securities owned by them directly or indirectly, whether owned of record or Beneficially Owned, as of the record date for any annual or special meeting of stockholders or in connection with any solicitation of shareholder action by written consent (each a “Shareholders Meeting”) within the

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Standstill Period, in each case that are entitled to vote at any such Shareholders Meeting, to be present for quorum purposes and to be voted, at all such Shareholders Meetings or at any adjournments or postponements thereof, (i) for all directors nominated by the Board for election at such Shareholders Meeting and (ii) in accordance with the recommendation of the Board on any other proposals or other business that comes before any Shareholder Meeting, including with respect to the 2018 Annual Meeting and the 2019 Annual Meeting (other than any proposals that require shareholder approval relating to (1) amendments to the Company’s articles of incorporation or other organizational documents, (2) mergers, acquisitions, asset sales or purchases, recapitalizations, or other business combinations or extraordinary transactions, or (3) the issuance of Company equity securities in connection with any such transaction).

(c)	Nothing in this Section 2 shall be deemed to limit the exercise in good faith by Shareholder Designee of his or her fiduciary duties solely in his or her capacity as a director of the Company.

3.	Public Announcements. Promptly following the execution of this Agreement, the Company shall announce this Agreement by means of a press release in the form attached hereto as Exhibit C (the “Press Release”).

4.	Confidentiality Agreement. The Company hereby agrees that the Shareholder Designee is permitted to and may provide confidential information to certain specified officers and employees of Shareholder that are involved in advising Shareholder regarding its investment in the Company, subject to and in accordance with the confidentiality requirements applicable generally to the directors of the Company, including under applicable law and the Company’s policies. For the avoidance of doubt, this Section 4 shall be deemed an “appropriate confidentiality agreement” permitting disclosure to persons outside the Company for purposes of the Company’s policies.

5.	Non-Disparagement. During the Standstill Period, Shareholder and the Company agree to not make, or cause to be made, and to cause each of their respective officers, directors, members, and employees not to make (whether directly or indirectly through any Affiliate), any public statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, the other party or their respective business, operations or financial performance, officers, members or directors or any person who has served as an officer, member or director of either party in the past, or who serves as an officer, director or agent of either party (a) in any document or report filed with or furnished to the SEC or any other governmental agency, (b) in any press release or other publicly available format or (c) to any journalist or member of the media (including without limitation, in a television, radio, internet, newspaper or magazine interview).

6.	Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that: (a) such party has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

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7.	Representations and Warranties of Shareholder. Each member of Shareholder jointly represents and warrants that, as of the date of this Agreement, (a) Shareholder, together with all of the Shareholder Affiliates, collectively Beneficially Own, an aggregate of 1,534,180 shares of Common Stock; (b) except for such ownership, no member of Shareholder, individually or in the aggregate with all other members of Shareholder and the Shareholder Affiliates, has any other Beneficial Ownership of, and/or economic exposure to, any Voting Securities, including through any derivative transaction described in the definition of “Beneficial Ownership” above; and (c) Shareholder has not provided or agreed to provide, and will not provide, any compensation in cash or otherwise to the Shareholder Designee, solely in his capacity as a director or director nominee of the Company in connection with such Shareholder Designee’s nomination and appointment to, or service on, the Board.

8.	Certain Defined Terms. For purposes of this Agreement:

(a)	The term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

(b)	“Beneficially Own,” “Beneficial Owner”, and “Beneficial Ownership” shall have the same meaning as set forth in Rule 13d-3 under the Exchange Act.

(c)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(d)	The terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(e)	“SEC” shall mean the Securities and Exchange Commission.

(f)	“Voting Securities” shall mean the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities entitled to vote in the election of directors, whether or not subject to the passage of time or other contingencies.

9.

Miscellaneous. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, except to the extent mandatorily governed by the laws of the Commonwealth of Virginia

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concerning the internal affairs of the Company, the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any federal or state court of competent jurisdiction in the Borough of Manhattan of the City of New York. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. This Agreement shall be construed in accordance with, and this Agreement and all disputes hereunder shall be governed by, the laws of the State of New York, without regard to any conflict of laws provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment in any such action, suit or proceeding may be brought, on an exclusive basis, in any federal or state court of competent jurisdiction in the Borough of Manhattan of the City of New York. By execution and delivery of this Agreement, each of the parties hereto irrevocably accepts and submits itself to the exclusive jurisdiction of any such court, generally and unconditionally, with respect to any such action, suit or proceeding and waives any defense of forum non conveniens or based upon venue if such action, suit or proceeding is brought in accordance with this provision.

10.	No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

11.	Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

12.	Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when email is sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

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if to the Company:

Penn Virginia Corporation

14701 St. Mary’s Lane, Suite 275

Houston, TX 77079

Attention:         Chief Legal Officer

Email:               katie.ryan@pennvirginia.com

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1221 McKinney Street

Houston, TX 77010-2046

Attention:         Hillary H. Holmes

Email:               hholmes@gibsondunn.com

if to Shareholder:

Strategic Value Partners, LLC

100 West Putnam Ave.

Greenwich, CT 06830

Attention:         David B. Charnin

Email:               dcharnin@svpglobal.com

With a copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036-8299

Attention:         Arnold S. Jacobs

Email:               ajacobs@proskauer.com

13.	Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

14.	Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

15.	Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

16.	No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons, except with respect to Shareholder Designee (including any Replacement).

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17.	Fees and Expenses. Each party will bear its own costs, fees and expenses in connection with this Agreement.

18.	Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

PENN VIRGINIA CORPORATION

By:	/s/ John A. Brooks
Name: John A. Brooks
Title: President and Chief Executive Officer

[Signatures continued on the following page.]

[Signature Page to Support Agreement]

STRATEGIC VALUE PARTNERS, LLC

By:	/s/ James Dougherty
Name: James Dougherty
Title: Fund Chief Financial Officer

[Signatures continued on the following page.]

[Signature Page to Support Agreement]

STRATEGIC VALUE MASTER FUND, LTD.

By: Strategic Value Partners, LLC, its Investment Manager

By:	/s/ James Dougherty
Name: James Dougherty
Title: Fund Chief Financial Officer

[Signatures continued on the following page.]

[Signature Page to Support Agreement]

STRATEGIC VALUE SPECIAL SITUATIONS FUND III, L.P.

By: SVP Special Situations III, LLC, its Investment Manager

By:	/s/ James Dougherty
Name: James Dougherty
Title: Fund Chief Financial Officer

[Signatures continued on the following page.]

[Signature Page to Support Agreement]

STRATEGIC VALUE OPPORTUNITIES FUND, L.P.

By: SVP Special Situations III-A, LLC, its Investment Manager

By:	/s/ James Dougherty
Name: James Dougherty
Title: Fund Chief Financial Officer

[Signature Page to Support Agreement]

SCHEDULE A

Strategic Value Master Fund, Ltd.

Strategic Value Special Situations Fund III, L.P.

Strategic Value Opportunities Fund, L.P.

EXHIBIT A

FORM OF NOMINEE LETTER

January 18, 2018

Attention: Board of Directors

Penn Virginia Corporation

14701 St. Mary’s Lane, Suite 275

Houston, TX 77079

Re:	Consent

Ladies and Gentlemen:

This letter is delivered pursuant to the Support Agreement, dated as of January 18, 2018 (the “Agreement”), by and among Penn Virginia Corporation and Shareholder (as defined therein). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

In connection with the Agreement, I hereby consent to (a) serve as a director of the Company effective January 19, 2018 (b) if nominated by the Company, be named as a nominee for the position of director of the Company in the Company’s proxy statement for the 2018 Annual Meeting and the 2019 Annual Meeting and (c) serve as a director if I am so elected at the 2018 Annual Meeting and the 2019 Annual Meeting. I also agree that, after the date hereof, I will provide to the Company, as requested by the Company from time to time, such information as the Company is entitled to reasonably receive from other members of the Board and as is required to be disclosed in proxy statements or other reports or filings under applicable law or securities exchange listing requirements.

At all times while serving as a member of the Board, I agree to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s Code of Business Conduct and Ethics, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies and corporate governance guidelines, in each case that have been identified to me, and preserve the confidentiality of the Company’s business and information, including discussions or matters considered in meetings of the Board or Board committees. I hereby waive any right to receive compensation for service as a director of the Company pursuant to the Company’s director compensation policy, including any stock or cash compensation. I acknowledge and agree that the foregoing obligations are in addition to the fiduciary and common law duties of any director of a Virginia corporation.

Sincerely,

/s/ David Geenberg
Name: David Geenberg

EXHIBIT B

FORM OF IRREVOCABLE RESIGNATION

January 18, 2018

Attention: Board of Directors

Penn Virginia Corporation

14701 St. Mary’s Lane, Suite 275

Houston, TX 77079

Re:	Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to the Support Agreement, dated as of January 18, 2018 (the “Agreement”), by and among Penn Virginia Corporation and Shareholder (as defined therein). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. Effective only upon, and subject to, (1) such time as Shareholder, together with all of the Shareholder Affiliates, ceases collectively to “beneficially own” (as defined in Rule 13d-3 under the Exchange Act) at least 5% of the shares of Common Stock then outstanding, or (2) prior to the expiration or termination of the Standstill Period, Shareholder or any Shareholder Affiliate breaches in any material respect any of the terms of the Agreement and fails to cure such breach within twenty business days following the receipt of written notice thereof from the Company specifying such breach (it being understood that breaches that by their nature cannot be reversed or undone shall be deemed to have been cured for purposes hereof if the Shareholder or a Shareholder Affiliate has taken commercially reasonable actions to reduce the adverse impact of such breach), I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

This resignation may not be withdrawn by me at any time during which it is effective.

Sincerely,

/s/ David Geenberg
Name: David Geenberg

EXHIBIT C

PRESS RELEASE

[See attached.]

Penn Virginia Announces Retirement of Executive Chairman and Appointment of New Members of the Board of Directors

HOUSTON, January 19, 2018 (GLOBE NEWSWIRE) — Penn Virginia Corporation (“Penn Virginia” or the “Company”) (NASDAQ:PVAC) today announced the retirement of Harry Quarls from his positions as Executive Chairman and as a director of the Company, effective on February 28, 2018. Additionally, the Company also announced the expansion of its board of directors from five to seven members and the appointments of Mr. David Geenberg and Mr. Michael Hanna as new independent board members, effective immediately.

Mr. Quarls said, “I am very pleased by what we have been able to accomplish since the Company’s emergence from bankruptcy in September 2016. We have rebuilt the capabilities of the Company to be a top performer in the Eagle Ford; managed a strategic alternatives process; and completed two accretive, strategic acquisitions in our core area which have increased production and operated inventory by over 50%. The Company is now favorably positioned for the future. However, this effort has required a significant commitment of my time, which is limiting my ability to spend time with other opportunities, including time with my family. With these accomplishments, now is a good time to step away and dedicate my time elsewhere. I thank all the employees at Penn Virginia and its board for the chance to work with them on this terrific journey. I wish all continued success.”

Upon Mr. Quarls’ retirement, Penn Virginia’s board of directors will be reduced from seven members to six members, and each of Mr. Darin G. Holderness and Mr. Geenberg will serve as the non-executive Co-Chairman of Penn Virginia’s board of directors. The Company plans to conduct a search for a new director and Chairman who is not a shareholder representative and who has oil and gas industry expertise. Mr. Quarls has also agreed to provide consulting services for the Company through the end of 2018.

“Harry has been instrumental in the Company’s turnaround and his leadership will be missed,” said John A. Brooks, President and Chief Executive Officer. “His experience, energy, commitment and knowledge served the Company well over the last year and a half and positions Penn Virginia well for the future. With our focus on the future, we believe the insight that Michael and David will provide as to the perspectives of our shareholders as well as their expertise in finance will prove to be an invaluable asset to Penn Virginia.”

Mr. Geenberg is Co-Head of US Investment Team of Strategic Value Partners, LLC (“SVP”), which together with its affiliates manage certain investment funds and accounts that hold approximately 10.2% of the Company’s outstanding common stock, respectively. Mr. Geenberg joined SVP in 2009, and since such time, he has led the firm’s investment efforts in the infrastructure, energy, and power sectors in North America, serving on the steering committees of more than a dozen significant restructurings. Previously, Mr. Geenberg worked at Goldman, Sachs & Co., most recently in the Infrastructure Investment Group and Principal Investment Area focused on energy and transportation infrastructure businesses, and, prior to that, in the investment bank’s Natural Resources Group. Mr. Geenberg received a B.A. in Economics summa cum laude from Dartmouth College in 2005. The board of directors believes Mr. Geenberg’s experience in advising and investing in the energy industry will bring value to the Company. In connection with Mr. Geenberg’s election to the board of directors, SVP and Mr. Geenberg have entered into a standstill and support agreement with the Company, pursuant to which, among other things, during the standstill period SVP will vote its shares of common stock in favor of the board’s recommendation with respect to director nominations and other routine matters submitted to a vote of the Company’s Shareholders.

Mr. Hanna is a Partner and Portfolio Manager of KLS Diversified Asset Management (“KLS”), which beneficially owns approximately 7.7% of the Company’s outstanding common stock. Mr. Hanna joined KLS in July 2015 and has 16 years of investment banking and portfolio management experience. Prior to joining KLS, Mr. Hanna was a Portfolio Manager and Head of Trading at BulwarkBay Investment Group, LLC, a firm he co-founded in 2011. Previously, he was a portfolio manager with Concordia Advisors LLC, where he co-managed the firm’s Distressed Debt Fund. Mr. Hanna joined Concordia in 2005. Prior to joining Concordia, he worked in the Leveraged Finance/Financial Sponsors and Global Corporate Investment Banking groups of RBC Capital Markets from 2004 to 2005 and Bank of America Merrill Lynch from 2001 to 2004. Mr. Hanna’s industry experience includes oil & gas, industrials, paper and forest products, insurance and financials, aerospace and energy. He is a member of the board of directors of Modular Space Corporation and Sensei, Inc. Mr. Hanna received a B.A. from the University of Michigan in 2001 and is a CFA Charter holder. The board of directors believes Mr. Hanna’s experience in finance will bring value to the Company.

Penn Virginia also announced today its adoption of amended and restated bylaws to require the approval of at least two-thirds of the directors then on its board of directors for certain significant transactions, including a sale of substantially all assets of the Company, an increase in the authorized capital of the company or the issuance of preferred stock.

About Penn Virginia Corporation

Penn Virginia Corporation is an independent oil and gas company engaged in the exploration, development and production of oil, NGLs and natural gas in various domestic onshore regions of the United States, with a primary focus in the Eagle Ford Shale in south Texas. For more information, please visit our website at www.pennvirginia.com.

Forward-Looking Statements

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “will,” “pursue,” “expect,” “prove,” “believes,” “future,” and variations of such words or similar expressions in this press release to identify forward-looking statements. Because such statements include assumptions, risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Additional information concerning these and other factors can be found in our press releases and public filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The statements in this release speak only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

Contact

Steve Hartman

Chief Financial Officer

Ph: (713) 722-6529

E-Mail: invest@pennvirginia.com